Exhibit 99

Schlumberger Recommends Stockholders Reject “Mini-Tender” Offer

by TRC Capital Corporation

HOUSTON, June 20, 2017 — Schlumberger Limited (NYSE: SLB) (“Schlumberger”) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2 million shares of Schlumberger common stock, representing approximately 0.14 percent of Schlumberger’s shares of common stock outstanding. TRC Capital’s offer price of $65.63 per share is approximately 4.3 percent below the closing price per share of Schlumberger’s common stock on June 16, 2017, the last trading day before the commencement of TRC Capital’s offer.

Schlumberger does not endorse TRC Capital’s unsolicited mini-tender offer and is not associated in any way with TRC Capital, its mini-tender offer, or its mini-tender offer documents.

Because TRC Capital’s offer price is at a price below the current market price for Schlumberger’s common stock, Schlumberger recommends that stockholders reject this unsolicited offer or, if stockholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC Capital mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on Wednesday, July 19, 2017.

TRC Capital’s mini-tender offer seeks less than 5 percent of Schlumberger’s outstanding common stock, thereby avoiding many disclosure requirements and procedural protections of the SEC. The SEC has cautioned investors that some bidders make mini-tender offers at below-market prices “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

Stockholders should obtain current market quotations for their shares of Schlumberger common stock, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer.

Schlumberger encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Schlumberger requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to shares of Schlumberger’s common stock.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $27.81 billion in 2016. For more information, visit www.slb.com.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Tel: +1 (713) 375-3535

investor-relations@slb.com

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